Exhibit 4.11

Collexis Holdings, Inc.
1201 Main Street
Suite 980
Columbia, SC 29201
United States Of America

T (803) 727-1113
F (803) 727-1118
www.collexis.com

Attn. ________________
[ADDRESS]

Reference: Supplement Agreement / Collexis Option Agreement

DATE: _____________

Dear _________________,

As per our recent discussions I herewith on behalf of Collexis Holdings, Inc. confirm to you as follows.

The Collexis Option Agreement of ____________ (‘Agreement’) between you and Collexis B.V. (collectively: ‘Parties’) is incorporated herein by reference and is fully applicable to this letter agreement (‘Supplement Agreement’).

On 14 February 2007 (‘Effective Date’), almost all shares in the share capital of Collexis B.V. were sold and transferred via merger to Collexis Holdings, Inc. (‘Parent’), which has triggered Section 7 (Conversion) of the Agreement as this sale, transfer and merger is a ‘Reorganization’ as defined in that Section 7.

At the Effective Date, the right to acquire a share in the share capital of Collexis B.V., with a nominal value on Grant Date of EUR 0,05 (‘Collexis B.V. Share’) was converted into the right to acquire 10 shares of Parent Common Stock at an exercise price equal to the exercise price stated in the Agreement adjusted pursuant to the terms of the Agreement. reciprocally (i.e., such that the aggregate exercise price for all shares subject to Agreement remains the same after the Effective Time as before), subject in all respects to all other terms and conditions of the Agreement. In the case of your Agreement and Option grant(s), the related conversion results in the following numbers:

[DATE]	___________ shares	$_______

Could you please confirm acceptance hereof by co-signing this letter - which I have sent you in duplicate - and return one copy to me on or before _______________.

Thank you. Please contact me as soon as convenient if you have any queries concerning the content of this letter.

Best regards,	Read & consented,

_________________________________________________	_________________________________________________
William D. Kirkland, CEO***	[NAME OF OPTIONEE]

***[For the Supplement Agreement pertaining to Mr. Kirkland’s option, the Supplement Agreement was signed by Mark Germain, Chairman of the Board of Directors.]